ROBERT F.X. SILLERMAN ANNOUNCES KEY MANAGEMENT HIRES AT FUNCTION(X)

NEW YORK, NY – May 16, 2011 – Leading media entrepreneur, Robert F.X. Sillerman, today announced the appointment of four accomplished digital media and entertainment veterans at Function(x) Inc.

Sillerman, Executive Chairman of Function(x), said, “I am thrilled that Function(x) has been able to attract the quality and depth of talent in key positions across the management team. As we develop our first of several planned initiatives, the addition of these impressive individuals and their notable experience will make our introduction to market seamless.”

Joining the team is Chris Stephenson who was most recently CMO at Interscope, and previously held positions as General Manager, Global Marketing at Microsoft Entertainment, and Senior VP of Marketing for MTV and VH1. Geir Magnusson joins Function(x) as Chief Technology Officer. Most recently Magnusson was at Gilt Groupe as Chief Architect and Vice President of Platform Engineering. Prior to Gilt Groupe he led engineering efforts at Joost, Intel, IBM/Gluecode, and Bloomberg. As an internationally known leader in open source he serves on the Board of Directors of the Apache Software Foundation. Greg Consiglio is appointed Head of Business Development and was most recently Executive Vice President of Business Development at Ticketmaster. While there, he oversaw teams responsible for online affiliate sales, online sponsorship, advertising sales, and third party alliances with leading brands. Mike Sommers will serve as Head of Product at Function(x) and was previously Senior Vice President of Product Management for KickApps, the leading provider of enterprise social media software, following the acquisition of KITDigital.

Janet Scardino, CEO of Function(x), said, “We are building a world-class team that has an incredible track record. Our vision is to build transformational businesses by fusing the best of Silicon Valley, Madison Avenue and Hollywood.”

About the Function(x) Management Team
Chris Stephenson, Chief Marketing Officer
Chris Stephenson was most recently Chief Marketing Officer at Interscope Records, part of Universal Music Group and home to Lady Gaga, Eminem, U2 and many other multi-platinum artists. Previously, Stephenson was General Manager, Global Marketing for Microsoft Entertainment, where he led product marketing in the development of the software and hardware businesses.

Stephenson was also Senior Vice President of Marketing at House of Blues Entertainment, focused on brand development and online content. Before this, based in London, Stephenson was Senior Vice President of Marketing for MTV and VH1 and ran multiple award-winning advertising campaigns internationally. He also developed multiple sponsor-driven programs including the European Music Awards and was an early digital pioneer at MTV Networks.

Geir Magnusson, Jr., Chief Technology Officer
A technology leader throughout his career, Magnusson has held engineering positions at Gilt Groupe, Joost, Intel, IBM/Gluecode and Bloomberg. Most recently, Magnusson was at Gilt Groupe as Chief Architect and VP of Platform Engineering. He has a proven track record in building scalable secure platforms for entertainment, e-commerce and the financial markets. He is also an internationally known leader in open source, having founded several significant projects such as Apache Geronimo and Apache Harmony. Magnusson has served on the Board of the Apache Software Foundation for several years.

Greg Consiglio, Head of Business Development
Consiglio was most recently Executive Vice President of Business Development at Ticketmaster Entertainment and has served in a variety of business development and operating roles at AOL. At Ticketmaster he oversaw teams responsible for online affiliate sales, online sponsorship, advertising sales, and third party alliances with leading brands. Previously, he led corporate and business development for GoFish, the online video network.

Consiglio spent seven years at AOL serving in a variety of business development and operating roles including Managing Director, AOL Asia (based in Hong Kong). He later served as AOL’s head of international business development. His early career included roles in the consulting practice of KPMG and government affairs for Nortel.

Mike Sommers, Head of Product
Before joining Function(x), Sommers was the Executive Vice President of Products for KickApps, the leading provider of enterprise social media software. Sommers was at AOL for seven years and left as Vice President of Product Development for AOL Search, responsible for the full product lifecycle for all AOL Search products including product strategy, product requirements, user interface design, visual design, editorial programming, and project management. In 2007 his products were estimated to generate half a billion dollars in profit for AOL.

About Function(x)
Function(x) was founded by leading media entrepreneur, Robert F.X. Sillerman. Sillerman has a proven track record of pioneering some of the most successful and profitable businesses in television, radio, promotion, marketing and live entertainment. He launched Function(x) in February 2011 to establish a new platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.

Note to Editors
Janet Scardino is the Chief Executive Officer of Function(x). A seasoned television and digital media executive, Scardino launched, operated and expanded many successful businesses for leading brands including: MTV, Disney Channel, AOL and Reuters.  With significant start-up experience, Scardino has built successful businesses and teams for MTV and Disney Channel and led profitable multi-platform digital businesses, driven by advertising, subscription and e-commerce, for AOL, The Knot and Reuters. Most recently, Scardino was President of Commercial for 19 Entertainment, a division of CKX, where she drove revenue growth for both new and established properties, including American Idol.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of May 16, 2011. Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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